Exhibit 8.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

March 17, 2016

KKR & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to KKR & Co. L.P., a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-3 (File No. 333-210061) (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Partnership of an aggregate amount of 13,800,000 6.75% Series A Preferred Units (the “Preferred Units”) representing limited partner interests in the Partnership pursuant to an Underwriting Agreement, dated March 10, 2016 (the “Underwriting Agreement”) among the Partnership, KKR Management LLC, a Delaware limited liability company and the general partner of the Partnership (the “Managing Partner”), and the several underwriters named therein.

We have examined (i) the Registration Statement, (ii) the prospectus contained in the Registration Statement (the “Prospectus”), (iii) the prospectus supplement, dated March 10, 2016, to the Prospectus (the “Prospectus Supplement”) (iv) a form of the Second Amended and Restated Limited Partnership Agreement of KKR & Co. L.P.  (the “Partnership Agreement”), among the Managing Partner, and the limited partners party thereto (the “Limited Partners”), entered into in connection with the issuance of the Preferred Units and (v) the representation letter, dated March 17, 2016, delivered to us by the Managing Partner for purposes of this opinion letter (the “Representation Letter”). We have also examined originals or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments, and have made such other and further investigations, as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.  As to matters of fact material to this opinion letter, we have relied upon certificates and comparable documents of public officials and of officers and representatives of the Partnership and the Managing Partner, including, without limitation, the Representation Letter.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified conformed copies and the authenticity of the originals of such latter documents.  We have further assumed that any documents will be executed by the parties in the forms provided to and reviewed by us and that the representations made by the Managing Partner in the Representation Letter are true, complete and correct and will remain true, complete and correct at all times.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus and the Prospectus Supplement, the statements made in the Prospectus under the caption “Material U.S. Federal Tax Considerations” as supplemented by the statements made in the Prospectus Supplement under the caption “Additional Material U.S. Federal Income Tax Considerations”, insofar as they purport to constitute summaries of matters of United States federal tax laws and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

We do not express any opinion herein concerning any law other than the federal tax law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Company’s Current Report on Form 8-K, dated March 17, 2016, and to the use of our name under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP